Exhibit 99.1

Company Contact	Investor Relations

John L. Higgins	Bruce Voss or Ina McGuinness
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
jhiggins@connetics.com	bvoss@lhai.com

CONNETICS COMPLETES PATIENT ENROLLMENT
IN PIVOTAL TRIALS FOR VELAC® GEL

— Company Expects Results in Second Quarter 2004 —

PALO ALTO, Calif. (January 8, 2004) - Connetics Corporation (Nasdaq NM: CNCT), a specialty pharmaceutical company focused on the development and commercialization of dermatology products, today announced that it has completed enrollment in its two Phase III clinical trials for Velac® gel, a first in class combination of 1% clindamycin, and 0.025% tretinoin, for the treatment of acne.

The two Phase III trials include an aggregate of 2,218 patients at 37 centers, in which patients are treated for 12 weeks in the double-blinded, placebo and active controlled studies. Connetics anticipates data from the trial will be available in the second quarter of 2004.

Thomas G. Wiggans, President and Chief Executive Officer, said, “2004 is off to a great start as our product pipeline is advancing on all fronts. Our success enrolling the Velac trials on schedule follows the submission of an NDA for our first acne product Actizatm just last month. This is yet another superb job by our project team and the participating study centers completing enrollment for what is Connetics’ largest clinical program ever.”

About Connetics

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05% and Luxiq® (betamethasone valerate) Foam, 0.12%. Connetics is also developing Extina™, a foam formulation of the antifungal drug ketoconazole, Actiza™, a foam formulation of clindamycin for treating acne, and Velac® Gel, a combination of clindamycin and tretinoin for treating acne. Connetics has branded its innovative foam drug delivery vehicle, VersaFoam™. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation. For more information about Connetics and its products, please visit www.connetics.com, or send an e-mail to ir@connetics.com.

This news release contains forward-looking statements and predictions, in particular, statements about the potential timing of availability of clinical trial data for Velac. These statements represent the Company’s judgment as of the date of this news release and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. In particular, Connetics faces risks and uncertainties that the clinical trials for Velac may not show the efficacy anticipated, that Connetics may determine not to file an NDA or that, if an NDA is filed, the FDA may not approve Velac for commercial sale. The actual results could differ materially from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K for the last fiscal year, and the most recently filed Quarterly Report on Form 10-Q.

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